Nascent Wine Completes Acquisition of Palermo Foods, LLC

Thursday November 16, 5:26 pm ET

SAN DIEGO, Calif.--(BUSINESS WIRE)--Nascent Wine Co. (OTCBB: NCTW - News) announced today that it has closed the previously announced transaction to acquire Palermo Foods, LLC.

On November 15, 2006, the Company entered into a definitive agreement and acquired all of the outstanding securities of Palermo Foods, LLC. Palermo Foods is an Italian food import and distribution company based in Miami, Florida, serving Miami, Mexico and Puerto Rico. For the year ended December 31, 2005, Palermo's revenues were in excess of $12,000,000. Palermo is currently a member of the Bellissimo Food Group, a nationwide association of independent Italian food service distributor specialists. www.Bellissimofoods.com.

Victor Petrone, President of Nascent Wine, stated, "With the acquisition of Palermo we gain a key 'geographic' distribution point for our expansion into Eastern Mexico and its customer base. Palermo Foods not only distributes Italian food, but also has a diverse product line, which services, restaurants, food institutions and established supermarkets. With our existing exclusive distribution agreement for the 'CORA' Brand Italian products, this gives Nascent a new opportunity to expand our reach further into Mexico, and bring Nascent one step closer to becoming a major distributor in the region." Mr. Petrone went on to add, "The distribution center will also become our main strategic import point for all of our products from Europe. This new warehouse will lower the company's cost on most imported products from Europe."

About Palermo Foods LLC.

Palermo has been a major force in the pizzeria and casual dining business in Miami, Mexico, and Puerto Rico for nearly twenty years.

About Nascent Wine Co. Inc.

Nascent Wine Co. Inc. is charting a course to become a leader in the beverage and food industry in Mexico. The Company is the exclusive distributor of Miller Beer (SAB.L) in Baja California, Mexico. The Company plans to continue acquiring small- to medium-sized beverage and food distributors in Mexico. The Company trades on the OTC Bulletin Board, ticker symbol NCTW.OB.

For more information about Nascent Wine Company, Inc. please visit www.pianconegroup.com.

Forward-Looking Statement:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.